Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-218782) on Form S-3 pertaining to a shelf registration statement of Independent Bank Group, Inc., and Registration Statement (No. 333-198483) on Form S-8 pertaining to the Independent Bank 401(k) Profit Sharing Plan of our report dated February 28, 2019, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Independent Bank Group, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Independent Bank Group, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Dallas, Texas
February 28, 2019